HERLEY INDUSTRIES, INC.
               Warrant for the Purchase of Shares of Common Stock

No. 1                                                       _______ Shares

         FOR VALUE RECEIVED, HERLEY INDUSTRIES, INC., a Delaware corporation (the "Company"), hereby certifies that Ladenburg, Thalmann & Co. Inc. or its permitted assigns, is entitled to purchase from the Company, at any time or from time to time commencing on February 13, 1993 and prior to 5:00 P.M., New York City time, on February 13, 1997, _____________________ (_______) fully paid and non-assessable shares of the common stock, $.10 par value per share, of the Company for an aggregate purchase price of $1,545,000 (computed on the basis of $_____ per share). (Hereinafter, (i) said common stock, together with any other equity securities which may be issued by the Company with respect thereto or in substitution therefor, is referred to as the "Common Stock," (ii) the shares of the Common Stock purchasable hereunder or under any other Warrant (as hereinafter defined) are referred to as the,"Warrant Shares,"(iii) the aggregate purchase price payable for the Warrant Shares hereunder is referred to as the "Aggregate Warrant Price," (iv) the price payable for each of the Warrant Shares hereunder is referred to as the "Per Share Warrant Price," (v) this Warrant, all similar Warrants issued on the date hereof and all warrants hereafter issued in exchange or substitution for this Warrant or such similar Warrants are referred to as the "Warrants" and (vi) the holder of this Warrant is referred to as the "Holder" and the holder of this Warrant and all other Warrants or Warrant Shares issued upon the exercise of any Warrant are referred to as the "Holders.") The Aggregate Warrant Price is not subject to adjustment. The Per Share Warrant Price is subject to adjustment as hereinafter provided; in the event of any such adjustment, the number of Warrant Shares shall be adjusted by dividing the Aggregate Warrant Price by the Per Share Warrant Price in effect immediately after such adjustment.

         1. Exercise of Warrant. This Warrant may be exercised, in whole at any time or in part from time to time, commencing on February 13, 1993 and prior to 5:00 P.M., New York City time, on February 13, 1997, by the Holder by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Subsection 9(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. Payment for Warrant Shares shall be made by certified or official bank check payable to the order of the Company. If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock, and the Holder is entitled to receive a new Warrant covering the Warrant Shares which have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares. Upon such surrender of this Warrant, the Company will (a) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine), and
(b) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

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        2. Reservation of Warrant Shares;  Listing.  The Company agrees that, prior to the expiration of this Warrant, the Company will at all times (a) have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer and free and clear of all preemptive rights and rights of first refusal and (b) if the Company hereafter lists its Common Stock on any national securities exchange, keep the shares of the Common Stock receivable upon the exercise of this Warrant authorized for listing on such exchange upon notice of issuance.

         3. Protection Against Dilution. (a) If, at any time or from time to time after the date of this Warrant, the Company shall issue or distribute to the holders of shares of Common Stock evidences of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a subdivision, combination or reclassification, or dividend or distribution payable in shares of Common Stock, referred to in Subsection 3(b), and also excluding cash dividends or cash distributions paid out of net profits legally available therefor if the full amount thereof, together with the value of other dividends and distributions made substantially concurrently therewith or pursuant to a plan which includes payment thereof, is equivalent to not more than 5% of the Company's net worth) (any such non-excluded event being herein called a "Special Dividend"), the Per Share Warrant Price shall be adjusted by multiplying the Per Share Warrant Price then in effect by a fraction, the numerator of which shall be the then current market price of the Common Stock (defined as the average for the thirty consecutive business days immediately prior to the record date of the daily closing price of the Common Stock as reported by the national securities exchange upon which the Common Stock is then listed or if not listed on any such exchange, the average of the closing prices as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") National Market System, or if not then listed on the NASDAQ National Market System, the average of the highest reported bid and lowest reported asked prices as reported by the NASDAQ, or if not then publicly traded, as the fair market price as determined by the Company's Board of Directors) less the fair market value (as determined by the Company's Board of Directors) of the evidences of indebtedness, cash, securities or property, or other assets issued or distributed in such Special Dividend applicable to one share of Common Stock and the denominator of which shall be such then current market price per share of Common Stock. An adjustment made pursuant to this Subsection 3(a) shall become effective immediately after the record date of any such Special Dividend.

         (b) In case the Company shall hereafter (i) pay a dividend or make a distribution on its capital stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the Per Share Warrant Price shall be adjusted so that the Holder upon the exercise hereof shall be entitled to receive the number of shares of Common Stock or other capital stock of the Company which he would have owned immediately following such action had such Warrant been exercised immediately prior thereto. An adjustment made pursuant to this Subsection 3(b) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

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         (c) Except as provided in  Subsection  3(e),  in case the Company shall hereafter issue or sell any shares of Common Stock for a consideration per share less than the Per Share Warrant Price on the date of such issuance or sale, the Per Share Warrant Price shall be adjusted as of the date of such issuance or sale so that the same shall equal the price determined by dividing (i) the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the Per Share Warrant Price plus (B) the consideration received by the Company upon such issuance or sale by (ii) the total number of shares of Common Stock outstanding after such issuance or sale.

         (d) Except as provided in Subsections 3(a) and 3(e), in case the Company shall hereafter issue or sell any rights, options, warrants or securities convertible into Common Stock entitling the holders thereof to purchase Common Stock or to convert such securities into Common Stock at a price per share (determined by dividing (i) the total amount, if any, received or receivable by the Company in consideration of the issuance or sale of such rights, options, warrants or convertible securities plus the total consideration, if any, payable to the Company upon exercise or conversion thereof (the "Total Consideration") by (ii) the number of additional shares of Common Stock issuable upon exercise or conversion of such securities) less than the then current Per Share Warrant Price in effect on the date of such issuance or sale, the Per Share Warrant Price shall be adjusted as of the date of such issuance or sale so that the same shall equal the price determined by dividing
(i) the sum of (A) the number of shares of Common Stock outstanding on the date of such issuance or sale multiplied by the Per Share Warrant Price plus (B) the Total Consideration by (ii) the number of shares of Common Stock outstanding on the date of such issuance or sale plus the maximum number of additional shares of Common Stock issuable upon exercise or conversion of such securities.

         (e) No adjustment in the Per Share Warrant Price shall be required in the case of (i) the issuance by the Company of options to purchase in the aggregate up to 100,000 shares of Common Stock pursuant to the Company's Incentive Stock Option Plan and Non-Qualified Stock Option Plan in effect on the date hereof and the issuance by the Company of up to an aggregate of 100,000 shares upon the exercise of such option, (ii) the issuance by the Company of Common Stock pursuant to the exercise of any Warrant, and (iii) the issuance by the Company of any shares of Common Stock pursuant to the exercise of the over-allotment option referred to in Section 4(b) of the Underwriting Agreement (the "Underwriting Agreement"), dated February 6, 1992, by and among the Company, Ladenburg, Thalmann & Co. Inc., the Selling Stockholders listed in Schedule B thereto (the "Selling Stockholders") and the other underwriters named in Schedule A thereto. The number of shares of Common Stock set forth in this Subsection 3(e) are subject to adjustment in accordance with any anti-dilution provisions existing on the date hereof under the terms of the instruments governing their issuance.

         (f) In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the Holder

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of this Warrant  shall have the right  thereafter  to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this
Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The above
provisions  of  this   Subsection  3(f)  shall  similarly  apply  to  successive
reorganizations,    reclassifications,    consolidations,   mergers,   statutory
exchanges, sales or conveyances. The issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant shall be responsible for all of the agreements and obligations of the Company hereunder. Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the Holders of the Warrants not less than 30 days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

         (g) In case any event shall occur as to which the other provisions of this Section 3 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof then, in each such case, the Holders of Warrants representing the right to purchase a majority of the Warrant Shares subject to all outstanding Warrants may appoint a firm of independent public accountants of recognized national standing reasonably acceptable to the Company, which shall give their opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the purchase rights represented by the Warrants. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder of this Warrant and shall make the adjustments described therein. The fees and expenses of such independent public accountants shall be borne by the Company.

         (h) No adjustment in the Per Share Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 per share of Common Stock; provided however, that any adjustments which by reason of this Subsection 3(h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further, however, that adjustments shall be required and made in accordance with the provisions of this Section 3 (other than this Subsection 3(h)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder of this Warrant or Common Stock issuable upon exercise hereof. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Warrant Price, in addition to those required by this Section 3, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

         (i) Whenever the Per Share Warrant Price is adjusted as provided in this Section 3 and upon any modification of the rights of a Holder of Warrants in accordance with this Section 3, the Company shall promptly obtain, at its expense, a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular auditors of the Company) setting forth the Per Share Warrant Price and the number of Warrant Shares after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants.

         (j) If the Board of Directors of the Company shall declare any dividend or other distribution with respect to the Common Stock other than a cash distribution out of earned surplus, the Company shall mail notice thereof to the Holders of the Warrants not less than 15 days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution.

         (k) If, as a result of an adjustment made pursuant to this Section 3, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine the allocation of the adjusted Per Share Warrant Price between or among shares or such classes of capital stock or shares of Common Stock and other capital stock.

         4. Fully Paid Stock Taxes. The Company agrees that the shares of the Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall, at the time of such delivery, be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights or rights of first refusal, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price. The Company further covenants and agrees that it will pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or certificate therefor.

         5.    Registration Under Securities Act of 1933.

          (a) The Company agrees that if, at any time during the period commencing on February 13,1993 and ending on February 13, 1997, the Holder and/or the Holders of any other Warrants and/or Warrant Shares who or which shall hold not less than 50% of the Warrants and/or Warrant Shares outstanding at such time and not previously sold pursuant to this Section 5 shall request that the Company file, under the Securities Act of 1933 (the "Act"), a post-effective amendment to the Registration Statement (File Number 33-44959) (the "Original Registration Statement") or if a post-effective amendment to the Original Registration Statement is not available, a registration statement under the Act covering not less than 50% of the Warrant Shares issued or issuable upon the exercise of the Warrants and not so previously sold, the Company will (i) promptly notify each Holder of the Warrants and each holder of Warrant Shares not so previously sold that such registration statement will be filed and that the Warrant Shares which are then held, and/or may be acquired upon exercise of the Warrants by the Holder and such Holders will be included in such post-effective amendment or registration statement at the Holder's and such Holders' request, (ii) cause such post-effective amendment or registration statement to cover all Warrant Shares which it has been so requested to include,
(iii) use its best efforts to cause such post-effective amendment or registration statement to become effective as soon as practicable and (iv) take all other action necessary under any Federal or state law or regulation of any governmental authority to permit all Warrant Shares which it has been so requested to include in such post-effective amendment or registration statement to be sold or otherwise disposed of, and will maintain such compliance with each such Federal and state law and regulation of any governmental authority for the period necessary for such Holders to effect the proposed sale or other disposition, but in no event greater than one year from the effective date of such registration statement. The Company shall be required to effect a registration or qualification pursuant to this Subsection 5(a) on one occasion only.

          (b) The Company agrees that if, at any time and from time to time during the period commencing on February 13, 1993 and ending on February 13, 1999, the Board of Directors of the Company shall authorize the filing of a registration statement (any such registration statement being hereinafter called a "Subsequent Registration Statement") under the Act (otherwise than pursuant to Subsection 5(a) hereof, or other than a registration statement on Form S-8 or other form which does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its stockholders, the Company will (i) promptly notify the Holder and each of the Holders, if any, of other Warrants and/or Warrant Shares not previously sold pursuant to this Section 5 that such Subsequent Registration Statement will be filed and that the Warrant Shares which are then held, and/or which may be acquired upon the exercise of the Warrants, by the Holder and such Holders, will, at the Holder's and such Holders' request, be included in such Subsequent Registration Statement or, if the undertaking made by the Company in the Original Registration Statement or the rules, regulations and releases of the Securities and Exchange Commission, as the same may from time to time be in effect, so require, in a post-effective amendment to the Original Registration Statement, (ii) include in the securities covered by such Subsequent Registration Statement or post-effective amendment all Warrant Shares which it has been so requested to include, (iii) use its best efforts to cause such
Subsequent Registration Statement or post-effective amendment to become effective as soon as practicable and (iv) take all other action necessary under any Federal or state law or regulation of any governmental authority to permit all Warrant Shares which it has been so requested to include in such Subsequent Registration Statement or post-effective amendment to be sold or otherwise disposed of, and will maintain such compliance with each such Federal and state law and regulation of any governmental authority for the period necessary for the Holder and such Holders to effect the proposed sale or other disposition.

          (c) Whenever the Company is required pursuant to the provisions of this Section 5 to include Warrant Shares in a registration statement or a post-effective amendment to a registration statement, the Company shall (i) furnish each Holder of any such Warrant Shares and each underwriter of such Warrant Shares with such copies of the prospectus, including the preliminary prospectus, conforming to the Act (and such other documents as each such Holder or each such underwriter may reasonably request) in order to facilitate the sale or distribution of the Warrant Shares, (ii) use its best efforts to register or qualify such Warrant Shares under the blue sky laws (to the extent applicable) of such jurisdiction or laws (to the extent applicable) of such jurisdiction or jurisdictions as the Holders of any such Warrant Shares and each underwriter of Warrant Shares being sold by such Holders shall reasonably request and (iii) take such other actions as may be reasonably necessary or advisable to enable such Holders and such underwriters to consummate the sale or distribution in such jurisdiction or jurisdictions in which such Holders shall have reasonably requested that the Warrant Shares be sold; provided, however, that the Company shall not be required to maintain the effectiveness of any registration statement or post-effective amendment for a period in excess of 90 days after the effective date of such registration statement or post-effective amendment.

          (d) The Company shall pay all expenses incurred in connection with any registration statement or other action pursuant to the provisions of this
Section 5, other than underwriting discounts and applicable transfer taxes relating to the Warrant Shares.

          (e) The Company will indemnify the Holders of Warrant Shares which are included in each Subsequent Registration Statement and post-effective amendment to the Original Registration Statement referred to in Subsections 5(a) and 5(b), and the underwriters of such Warrant Shares, substantially to the same extent as the Company has indemnified the underwriters (the "Underwriters") of its public offering of Common Stock pursuant to the Underwriting Agreement dated February 6, 1992, among the Company, Ladenburg, Thalmann & Co. Inc., the Selling Stockholders and the other underwriters named therein, and such Holders will indemnify the Company (and the underwriters, if applicable) with respect to information furnished by them in writing to the Company for inclusion therein substantially to the same extent as the Underwriters have indemnified the Company.

         6. Limited Transferability. This Warrant may not be sold, transferred, assigned or hypothecated by the Holder (a) except in compliance with the provisions of the Act, and (b) until the first anniversary hereof except (i) to any successor firm or corporation of Ladenburg, Thalmann & Co. Inc., (ii) to any of the officers of Ladenburg, Thalmann & Co. Inc., or of any such successor firm or (iii) in the case of an individual, pursuant to such individual's last will and testament or the laws of descent and distribution, and is so transferable only upon the books of the Company which it shall cause to be maintained for the purpose. The Holder, by acceptance hereof, agrees that this Warrant and all Warrant Shares purchased upon exercise hereof will be disposed of only in accordance with the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder and all state securities laws applicable thereto and that the Company may require the Holder to make such representations, and may place such legends on certificates representing this Warrant or any Warrant Shares, as may be reasonably required in the opinion of counsel to the Company to permit transfer without registration. The Company may treat the registered Holder of this Warrant as he or it appears on the Company's books at any time as the Holder for all purposes. The Company shall permit any Holder of a Warrant or his duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holders of Warrants. All warrants issued upon the transfer or assignment of this Warrant will be dated the same date as this Warrant, and all rights of the Holder thereof shall be identical to those of the Holder.

         7. Loss, etc., of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

         8. Warrant Holder Not Shareholder. Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a stockholder of the Company, as such in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof.

         9. Communications. No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

     (a) the Company at 10 Industry Drive, Lancaster, Pennsylvania 17603 or such other address as the Company has designated in writing to the Holder, or

     (b) the Holder at 540 Madison Avenue, New York, New York 10022 or such other address as the Holder has designated in writing to the Company.

     10. Headings. The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

     11. Applicable Law. This Warrant shall be governed by and construed in accordance with the law of the State of New York without giving effect to the principles of conflicts of law thereof.

         IN WITNESS WHEREOF, HERLEY INDUSTRIES, INC. has caused this Warrant to be signed by its President and its corporate seal to be hereunto affixed and attested by its Secretary this 13th day of February, 1992.

                                       HERLEY INDUSTRIES, INC.

                                       By: __________________________________
                                                President


ATTEST:

------------------------
    Secretary

[Corporate Seal]

                                  SUBSCRIPTION


         The undersigned, _____________________, pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase ____________________________ shares of the Common Stock of HERLEY INDUSTRIES, INC. covered by said Warrant, and makes payment therefor in full at the price per share provided by said Warrant.

Dated: ______________             Signature: ____________________________

                                  Address: ______________________________


                                   ASSIGNMENT

         FOR VALUE RECEIVED ________________ hereby sells, assigns and transfers unto ________________ the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint _____________________, attorney, to transfer said Warrant on the books of HERLEY INDUSTRIES, INC.

Dated: __________________               Signature: ___________________________

                                        Address:   ___________________________


                               PARTIAL ASSIGNMENT

         FOR VALUE RECEIVED _______________________ hereby assigns and transfers unto ___________________ the right to purchase ______________ shares of the Common Stock of HERLEY INDUSTRIES, INC. covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint _______________, attorney, to transfer that part of said Warrant on the books of HERLEY INDUSTRIES, INC.

Dated: ___________________        Signature: _____________________________

                                  Address:   _____________________________